Exhibit 99.1

CONX Corp. Announces Acquisition of Red Technologies SAS

•        CONX acquires a controlling interest in RED Technologies, a uniquely positioned “enabler” of Shared Spectrum and the nascent Private Network industry

•        CONX appoints Marc Rouanne to the RED Technologies board

Littleton, CO, December 5, 2024—CONX CORP. (OTC: CNXX) (“CONX”) today announced the acquisition of a controlling interest in Red Technologies SAS (“RED Technologies”), through its wholly-owned subsidiary, RED Tech US, LLC, for a maximum purchase price of approximately EUR 18.6 million in cash, subject to certain adjustments. CONX acquired approximately 68% of RED Technologies’ outstanding share capital at closing, with the remainder of the shares to be acquired in future installments based on the achievement of certain milestones.

The executive team of RED Technologies, Pierre-Jean Muller (Co-Founder and CEO) and Michael Abitbol (Co-Founder and COO), will continue to manage the operations of RED Technologies, aimed at establishing the company as a viable alternative in the CBRS market.

“The acquisition of RED Technologies by CONX is a pivotal milestone on our path to serve as a viable alternative to the current duopoly in the SAS space,” said RED Technologies CEO P.J. Muller. “This partnership strengthens our ability to innovate and enhance the CBRS ecosystem for the benefit of all operators and stakeholders. With support and investment from CONX, we are poised to accelerate the development of cutting-edge features, such as GAA coexistence, Network Planner, and AI-based CBRS analytics, that align with our mission to support the FCC’s vision and empower rural broadband and the nascent Private Network industry.”

“CONX was formed to invest in next generation connectivity opportunities and their supporting infrastructure assets,” said CONX CEO Jason Kiser. “Through RED’s unique opportunity as a technology enabler for spectrum allocation, we have positioned CONX to create long term value across multiple sectors. We look forward to RED becoming a best-in-class Spectrum Access System (SAS) operator with potential to grow throughout the United States and internationally.”

CONX also announced Marc Rouanne will join the RED Technologies board. Marc is the Co-Founder, Chairman and CTO of Edgescale AI, a SaaS developer focused on connecting cutting-edge AI with data and devices in physical systems. Most recently, Marc was the Chief Network Officer for DISH Wireless responsible for designing DISH's 5G Network. In addition, Marc has more than 20 years of international management experience in the telecommunications industry, having held executive positions in R&D, customer operations and product management in the U.S., France and Finland, including as President of Mobile Networks at Nokia and Chairman of the Board of Alcatel-Lucent.

About CONX Corporation (OTC: CNNX)

CONX is a diversified operating entity seeking opportunities to power the next generation of innovators in communications and connectivity. CONX’s mission is to partner with emerging companies with quality management and strong and differentiated business models with the ability to scale quickly.

About RED Technologies

Established in 2012 and headquartered in Paris, France, RED Technologies SAS (“RED Technologies”) specializes in spectrum-sharing technologies and services. The company offers scalable, cloud-based solutions for Citizens Broadband Radio Service (CBRS) and Television White Space (TVWS), catering to operators across various sectors, and provides operated 5G connectivity solutions that democratize access to 5G technology for companies aiming to modernize their communications infrastructure in both the U.S. and European markets.

RED Technologies has been a pioneer in spectrum sharing technologies and actively contributed to the CBRS regulatory and standard developments. RED Technologies’ team is constituted of first-class engineers coming from top tier telecom vendors and operators.

Important Notice

The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell securities of CONX.

Forward-Looking Statements

This press release contains certain statements which may constitute “forward-looking statements.” Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include, but are not limited to, the following: the possibility that the parties may be unable to achieve expected synergies and operating efficiencies pursuant to the transaction within the expected timeframes or at all and to successfully integrate Red Technologies’ operations into those of CONX ; such integration may be more difficult, time consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees at Red Technologies; the parties’ ability to meet expectations regarding the accounting and tax treatments of the transaction; CONX and Red Technologies are subject to intense competition; Red Technologies’ products must remain compatible with, and its product development is dependent upon access to, changing operating environments; we may become dependent upon large transactions; customer decisions are influenced by general economic conditions; third parties may claim that RED Technologies’ products infringe their intellectual property rights; fluctuations in non-U.S. currencies could result in transaction losses; acts of war and terrorism may adversely affect CONX’s and RED Technologies’ business; the volatility of the international marketplace; and the other factors discussed in “Risk Factors” in CONX’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on May 29, 2024 (as amended), and in other reports we file with the SEC, which are available at http://www.sec.gov. CONX expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in CONX’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.